Exhibit 10.181
PLEDGE INDUCEMENT AGREEMENT

This PLEDGE INDUCEMENT AGREEMENT (this “Agreement”), dated as of August 4, 2005, is by and between The Immune Response Corporation, a Delaware corporation (the “Company”), and Cheshire Associates LLC, a Delaware limited liability company (“Cheshire”).

W I T N E S S E T H

WHEREAS, the Company proposes to raise gross proceeds of up to $2,000,000 by selling Secured Convertible Debentures to Cornell Capital Partners, LP (“Cornell”) pursuant to a Securities Purchase Agreement of even date herewith; and

WHEREAS, Cornell requires, as a condition to such transaction, that Cheshire pledge 6,000,000 shares of Company common stock, par value $.0025 per share, to Cornell, as partial security for the Company’s obligations under the Secured Convertible Debentures; and

WHEREAS, the Company is willing to enter into this Agreement in order to induce such pledge; and

WHEREAS, the parties contemplate that such pledge will be created via that certain Insider Pledge and Escrow Agreement, dated of even date herewith, by and among the Company, Cheshire, Cornell and David Gonzalez, Esq. (the “Insider Pledge and Escrow Agreement”); and

WHEREAS, pursuant to this Agreement and the Insider Pledge and Escrow Agreement, Cheshire shall pledge 6,000,000 shares of Company common stock to Cornell as partial security for the Company obligations under one or more Secured Convertible Debentures to be issued today and/or hereafter by the Company to Cornell, with an aggregate principal amount of up to $2,000,000, in consideration of the Company’s agreement herein to issue a formula-determined number of 5-year Company common stock warrants to Cheshire and further subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Cheshire shall execute, deliver and perform the Insider Pledge and Escrow Agreement, including delivering to the escrow agent thereunder a share certificate representing 6,000,000 shares of Company common stock and a stock power, duly executed in blank by Cheshire and with Medallion guaranty stamp affixed.

2. The Company and Cheshire shall thereupon execute and deliver the Warrant Agreement, in the form attached hereto as Exhibit A. The initial exercise price under the Warrant Agreement shall be 100% of the closing sale price of the Company common stock on the Nasdaq SmallCap Market on the initial closing date of the Securities Purchase Agreement

3. It is understood that pursuant to Section 4(b) of the Insider Pledge and Escrow Agreement, Cornell will release the pledged Cheshire shares when and if the Company obtains stockholder approval for issuance of all shares called for by the Company’s various agreements with Cornell, and the Company has entered into a Pledge and Escrow Agreement with Cornell, of like tenor as the Pledge and Escrow Agreement dated today between the Company and Cornell, but this time pledging under such future Pledge and Escrow Agreement an additional 9,326,000 shares of Company common stock, and no “Event of Default” (within the meaning of the Insider Pledge and Escrow Agreement) shall have been deemed to have occurred. The Company agrees to use its best efforts to:

(a) expeditiously seek and obtain such stockholder approval;

(b)	expeditiously thereafter enter into such future Pledge and Escrow Agreement and pledge such additional 9,326,000 shares to Cornell; and

(c) avoid the occurrence of an Event of Default.

4. Miscellaneous.

4.1 Waivers and Amendments. This Agreement or any provisions hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the Company and by Cheshire. This Agreement represents the entire agreement of the Company and Cheshire with regard to the subject matter hereof, and it supersedes all prior or contemporaneous discussions, negotiations, commitments and agreements with regard to such subject matter.

4.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

4.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) If to the Company:

The Immune Response Corporation
5931 Darwin Court
Carlsbad, CA 92008
Attention: President
Facsimile: (760) 431-8636

With a copy (which copy shall not constitute notice) to:

Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attention: Hayden Trubitt, Esq.
Facsimile: (858) 587-5903

(ii) If to Cheshire:

Cheshire Associates LLC
535 Madison Avenue
New York, NY 10022
Attention: Kevin Kimberlin and Bruno Lerer, Esq.
Facsimile: (212) 486-7392

With a copy (which copy shall not constitute notice) to:

Kirkpatrick & Lockhart LLP
1251 Avenue of the Americas, 45th Floor
New York, NY 10020-1104
Attention: Stephen R. Connoni, Esq./Sandip Kakar, Esq.
Facsimile: (212) 536-3901

4.4 Headings. The headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the terms hereof.

4.5 Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees.

4.6 Severability. If any provision of this Agreement shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Pledge Inducement Agreement to be executed as of the date first written above.

THE IMMUNE RESPONSE CORPORATION

By:
Name:
Title:

CHESHIRE ASSOCIATES LLC

By:
Name:
Title:

EXHIBIT A

FORM OF WARRANT AGREEMENT